Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-98435-99, 333-120312, and 333-119309) of NewMarket Corporation of our report dated May 12, 2006 relating to the financial statements of the Savings Plan for the Employees of NewMarket Corporation, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Richmond, Virginia
June 5, 2006